Exhibit 19

ENTRAVISION COMMUNICATIONS CORPORATION INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) of Entravision Communications Corporation (“Entravision” or the “Company”) provides the Company’s policy and procedures related to any trading (purchase or sale) in Entravision stock. It is important that you review this Policy carefully, and failure to comply with this Policy could result in a serious violation of securities laws by you and/or Entravision and can result in civil and/or criminal penalties.

1.
Purpose of Policy; Definition of Insider.

An “insider” is an employee, officer, director, consultant, representative or other independent contractor who possesses, or has access to, material information concerning Entravision that has not been fully disclosed to the public (see “Definition of Material Information” below). Insiders may be subject to criminal prosecution and/or civil liability for trading (purchase or sale) in Entravision stock when they know material information concerning Entravision that has not been fully disclosed to the public.

The prohibition against insider trading is not limited to trading by the insider alone; it is also illegal to advise others to trade on the basis of undisclosed material information. Liability in such cases can extend both to the “tippee” - the person to whom the insider disclosed inside information - and to the “tipper,” the insider himself or herself.

Penalties for violating rules against insider trading can be severe and include:

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forfeiting any profit gained or loss avoided by the trading;
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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
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payment of criminal penalties of up to $5,000,000;
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payment of civil penalties of up to three times the profit made or loss avoided; and
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imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.

Violation of this Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

Finally, insider trading can cause a substantial loss of confidence in Entravision and its stock on the part of the public and the securities markets. This could obviously have an adverse impact on Entravision and its stockholders.

2.
Transactions to which this Policy Applies.

(a)
Transactions by Insiders. This Policy applies to all transactions in Entravision stock by “insiders.” As a rule of thumb insiders are (i) members of the Board of Directors and officers of Entravision, (ii) employees of Entravision and its subsidiaries and (iii) any consultants, representatives or independent contractors (“Representative”) who obtain material information regarding Entravision that has not been fully disclosed to the public. This Policy also applies to family members, other members of such insider’s household and entities controlled by such insider, as described below. A person can be an insider for a limited time with respect to certain material information even though he or she is not an officer or director. For example, an administrative assistant who learns that a large contract has just been received or that an acquisition is about to occur may be an insider with respect to that information until the news has been fully disclosed to the public.

(b)
Transactions by Family Members or Others. This Policy applies to family members who reside with the insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the insider’s household, and any family members who do not live in the insider’s household but whose transactions in Entravision stock are directed by the insider or subject to the insider’s influence or control. Accordingly, these persons should confer with the insider before they trade in Entravision stock. This Policy does not, however, apply to personal securities transactions of such family members or others where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the insider or family member.

(c)
Transactions by Entities Influenced or Controlled by the Insider. This Policy applies to any entities that the insider influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy as if they were for the insider’s own account.

3.
No Transactions Until Full Disclosure.

Full disclosure to the public generally means a widely disseminated press release or filing with the U.S. Securities and Exchange Commission (the “SEC”). A speech to an audience, a television or radio appearance or an article in an obscure magazine does not qualify as full disclosure. Full disclosure means that the securities markets have had the opportunity to digest the news. Generally, one full trading day following release to a national wire service or the announcement, is regarded as sufficient for dissemination and interpretation of material information.

4.
Definition of Material Information.

In general, information should be regarded as material if there is a likelihood that it would be considered important by an investor in making a decision regarding the purchase or sale of Entravision stock. It is not possible to define all categories of material information, although there are certain categories of information that would almost always be regarded as material. Examples of such information include:

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major corporate partnering transactions or proposed acquisitions or divestitures
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projections of future earnings or losses, or other earnings guidance
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resignation of key personnel
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revocation of any of Entravision’s FCC broadcasting licenses
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receipt, cancellation or deferral of significant purchase orders
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new project or product announcements of a significant nature
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the gain or loss of a significant customer or other business relationship
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material pricing changes
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proposed commencement or changes in dividends
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planned stock splits
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new equity or debt offerings
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opportunities related to broadcast spectrum
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significant litigation exposure
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significant cybersecurity attacks, breaches or other incidents
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any other factors which would cause the Company’s financial results to be substantially different from analyst estimates

If any insider has questions as to the materiality of information, he or she should contact the General Counsel of the Company (the “General Counsel”) or their designee for clarification.

Further, unless acting pursuant to a valid pre-existing Rule 10b5-1 Plan, certain officers and employees and all directors must contact the General Counsel prior to executing the transaction in Entravision stock to determine if he or she may properly proceed. These persons should be particularly careful, since avoiding the appearance of engaging in stock transactions on the basis of material undisclosed information can be as important as avoiding a transaction actually based on such information.

In addition to the requirement that “insiders” not trade in the Company’s stock when in possession of inside information, insiders are also prohibited from trading during the “black-out” period trading window defined below in “Specific Requirements”, unless acting pursuant to a valid pre-existing Rule 10b5-1 Plan.

There are no exceptions to the prohibition against insider trading. Unless the transactions are pursuant to a valid pre-existing Rule 10b5-1 Plan, it does not matter that the transactions in question may have been planned or committed to before the insider came into possession of the undisclosed material information, regardless of the economic loss that the person may believe he or she might suffer as a consequence of not trading.

Finally, remember that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits.

5.
Specific Requirements.

(a)
No trading until Full Disclosure. Unless acting pursuant to a valid pre-existing Rule 10b5-1 Plan (as defined below), no insider may engage in a transaction (purchase or sale) in Entravision stock at any time between the date on which any non-public material information becomes known to the individual and the close of business after the first full trading day after such information is publicly disclosed.

(b)
Trading windows for Insiders. In addition to the restriction set forth in Section 5(a) above, no insider, unless acting pursuant to a valid pre-existing Rule 10b5-1 Plan, may engage in a transaction (purchase or sale) in Entravision stock during the period beginning on the sixteenth (16th) day of the third (3rd) calendar month of each fiscal quarter and the close of business after the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings.

(c)
No speculative transactions. No insider may engage in transactions of a speculative nature at any time. All insiders are prohibited from short-selling Entravision stock or engaging in transactions involving Entravision-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Entravision stock. This prohibition includes, without limitation, trading in Entravision-based put and call option contracts, transacting in straddles, hedging, pledging or other similar transactions. However, as indicated below, holding and exercising options or other derivative securities granted under Entravision’s employee stock option or equity incentive plans is not prohibited by this Policy.

(d)
Key Employees and directors must notify the General Counsel. Unless acting pursuant to a valid pre-existing Rule 10b5-1 Plan, all Key Employees (defined as officers or other employees at the level of a senior executive, or employees having access to and/or participating in preparation of the Company’s financial statements) and directors of Entravision must inform the General Counsel whenever they intend to execute a trade in Entravision securities, including the placing of limit orders. At the time of executing a trade in Entravision securities, each of such individuals must obtain confirmation from the General Counsel that Entravision has not imposed any restrictions on his or her ability to engage in trades. If the individual has not completed the trade within five (5) business days of approval of the trade by the General Counsel, then the individual must re-confirm with the General Counsel that they intend to execute a trade and the individual must re-verify the nonexistence of any restrictions on such trade. The General Counsel will notify non-officer employees of their status as a “Key Employee” under this Policy.

(e)
Additional restrictions may be imposed. The General Counsel has the authority to impose restrictions on trading in Entravision securities by appropriate individuals at any time, in addition to the automatic restrictions imposed pursuant to Sections 5(a) and (b) above. In such event, the General Counsel will notify the affected individuals, either personally or by voicemail with written confirmation to follow, to inform them of the restrictions.

(f)
Cancellation of open orders. Any individual who has placed a limit order or open instruction to buy or sell Entravision securities shall bear responsibility for canceling such instructions immediately in the event restrictions are imposed on their ability to trade in accordance with either Section 5(a), (b) or (e) above.

(g)
Report transactions to General Counsel. The details of any transactions in Entravision securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an officer or director who is required to file reports under Section 16 of the Exchange Act must be reported to the General Counsel by the insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the insider’s broker provide) a trade order confirmation to the General Counsel if the General Counsel receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

(h)
Rule 10b5-1 Trading Plans. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables insiders to trade in Company securities outside of our trading windows, even when in possession of nonpublic material information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

(i)
Prohibition on Trading in Securities of Other Companies. Whenever, during the course of an insider’s service to or employment by the Company, an insider becomes aware of material nonpublic information about another company (i) with which the Company has an existing business relationship, including but not limited to, the Company's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (ii) with which the Company is in active discussions concerning a potential transaction or business relationship, the insider may not trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information.

Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the SEC has successfully brought an insider trading claim against an insider in those circumstances.

(j)
Exceptions to Policy. The only exceptions to this Policy are set forth below. It is irrelevant that the “insider” may have decided to engage in a transaction before learning of the undisclosed material information or that delaying the transaction might result in economic loss. Unless acting pursuant to a valid pre-existing Rule 10b5-1 Plan, it is also irrelevant that publicly disclosed information about Entravision might, even aside from the undisclosed material information, provide a substantial basis for engaging in the transaction. You are prohibited from trading in Entravision stock while in possession of undisclosed material information about Entravision. The only exceptions to this Policy are as follows:

a.
Exercise of a stock option under any Entravision equity incentive plan. Note that this exception does not include a subsequent sale of the shares acquired pursuant to the exercise of such stock option.

b.
Acquisition of shares under any Entravision employee stock purchase plan, but this exception does not apply to a subsequent sale of the acquired shares.

6.
Additional Matters related to Transactions by Officers and Directors.

(a)
“Short-Swing” Transactions. Directors and executive officers of the Company, and certain other persons that may be identified by the Company from time to time, must also comply with the reporting obligations and prohibition against short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The practical effect of this provision is that directors, executive officers and certain other designated persons who both purchase and sell the Company's securities within a six-month period must disgorge to the Company all profits, as determined under the rules of the SEC, whether or not they had knowledge of any material non- public information, and whether their transactions were intentional or inadvertent. However, as a general matter, so long as certain criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option, nor the acquisition of Company stock under the Company’s employee stock purchase plan, is deemed a purchase under Section 16; however, the sale of any shares received upon exercise of an option or under the Company’s employee stock purchase plan is a sale under Section 16. The Company strongly discourages all short-swing and short sale transactions by directors, executive officers and all other employees.

(b)
Rule 10b5-1 Trading Plans. Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our trading windows, black-out periods or pre-clearance procedures, and Key Employees and directors are not required to notify the General Counsel pursuant to Section 5(d) for such transactions (but may still be required to notify the General Counsel of each such transaction in accordance with Section 5(g) and the Rule 10b5-1 Trading Plan Policy if such person is an officer subject to Section 16 of the Exchange Act or a director). Please refer to the Company’s separate Rule 10b5-1 Trading Plan Policy regarding requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

(c)
Procedures for officers and directors. Notwithstanding anything to the contrary above, the following procedures must be followed by officers and directors with respect to any purchase or sale of Company securities:

(i)
In addition to the above provisions, there may be times when there exists a corporate basis for requesting that each officer or director refrain from trading in Entravision’s securities even though such trading would otherwise be permitted under Section 5 above. In order to confirm that there are no such trading restrictions, all purchases and/or sales by officers or directors must be cleared in writing beforehand with the General Counsel. This requirement does not apply to stock purchases under any Entravision employee stock purchase plan or to the exercise of stock options granted under any Entravision equity incentive plan (but does apply to the subsequent sale of any acquired shares). In addition, all Rule 10b5-1 Plans adopted in accordance with the Company’s Rule 10b5-1 Trading Plan Policy, as well as any “non-Rule 10b5–1 trading arrangement” (as defined in Item 408(a) of Regulation S-K under the Exchange Act) proposed to be entered into by officers or directors, and any proposed amendments, modifications or terminations thereof, must be reviewed and approved by the General Counsel in advance of adoption, modification, amendment or termination and prior to executing any transactions under such plan.

(ii)
Before each transaction in Entravision securities, each officer and director is required to contact the General Counsel regarding (i) compliance with Rule 144, if required, (ii) status of the transaction under Section 16(b) and (iii) the preparation of the requisite Form 4 to be filed with the SEC. The General Counsel will assist you in completing the Form 4 and will file it on your behalf with the SEC.

7.
Requests for Information, Comments or Interviews.

All requests from outside parties for information, comments or interviews (other than routine business inquiries) which may result in the dissemination of material, nonpublic information must be directed to the General Counsel.

If you have any questions, please contact Entravision’s General Counsel at (310) 447-3870.

Adopted: March 3, 2026